                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): DECEMBER 11, 2006


                            TECUMSEH PRODUCTS COMPANY
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             (Exact name of registrant as specified in its charter)

         MICHIGAN                       0-452                  38-1093240
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(State or other jurisdiction         (Commission              (IRS Employer
       of incorporation)             File Number)          Identification No.)


                100 EAST PATTERSON STREET
                    TECUMSEH, MICHIGAN                              49286
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         (Address of principal executive offices)                (Zip Code)

       Registrant's telephone number, including area code: (517) 423-8411

                                (NOT APPLICABLE)
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         (Former name or former address, if changed since last report.)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

      Brazilian Debt Restructuring Agreement

      In our November 15, 2006 Form 8-K, we disclosed that we were in negotiations with our lenders in Brazil to reschedule maturities of the current lending arrangements for our Brazilian engine manufacturing subsidiary. Our Brazilian engine manufacturing subsidiary has its own financing arrangements with Brazilian banks under which it is required to pay principal installments of various amounts throughout the remainder of 2006 through 2009. Historically, the subsidiary has experienced negative cash flows from operations, indicating that it might not have had sufficient liquidity on its own to make all required debt repayments as originally scheduled.

      On November 21, 2006, lenders, named in the agreement and representing greater than 60% of the outstanding amounts borrowed, executed a restructuring agreement whereby scheduled maturities were deferred for 18 months, with subsequent amortization over the following 18 months. Other provisions of the agreement included:

      o an increase in our interest rate to LIBOR plus 3% during the initial 18-month grace period;

      o a supply agreement under which our U.S. engine and power train subsidiary has agreed to purchase its requirements of three models of engines from our Brazilian engine subsidiary, and net amounts owed to the Brazilian subsidiary under the supply agreement are pledged to the Brazilian banks;

      o a pledge of certain of the assets of the Brazilian engine manufacturing subsidiary; and

      o a guarantee of the Brazilian debt by Tecumseh Products Company, which would only become effective after full repayment of the Second Lien debt.

      Two banks representing less than 40% of the outstanding balances did not participate in the restructuring agreement. We have ceased further payments to those banks and are seeking remedies available to us under Brazilian law that would require those banks to abide by the terms of the restructuring agreement. While the non-payments constitute a default under the Brazilian debt agreements, the lenders under our First and Second Lien Credit Agreements have waived, for a time, any cross-default that otherwise would result from our failing to make a required payment on these Brazilian loans. The waiver will expire 180 days after November 15, 2006, though either the First Lien or Second Lien lenders have the authority to shorten the 180-day period to as few as 100 days. The waiver will expire immediately if a Brazilian lender takes legal action to collect and the action is not stayed within ten days. If, before the waiver expires, we succeed in our legal action to compel the non-agreeing banks to abide by the terms of the restructuring agreement, the First Lien and Second Lien lenders will have no further right to declare a cross-default based on the Brazilian non-payments so long as we comply with our obligations under the restructuring agreement.

      The agreement with the Brazilian banks was subject to the approval of our First and Second Lien lenders. This approval was obtained through the amendments to our existing agreements described below, which were effective on December 11, 2006. (The Brazilian lenders had extended the December 7 deadline for this approval set forth in the agreement to December 11.)

      Amendments to First and Second Lien Credit Agreements

      On December 11, 2006, we entered into amendments dated as of December 7, 2006 to our First and Second Lien Credit Agreements with the lenders named in those agreements. The principal terms of the amendments were:

      o Covenants were amended to permit us to enter into the Brazilian restructuring agreement described above and to issue the parent guarantee required by that agreement if the Second Lien indebtedness is paid in full.

      o The availability reserve of $10.0 million instituted under a previous amendment to the First Lien Credit Agreement became permanent.

      o An additional prepayment fee of $1.0 million will be payable if we prepay or are required to prepay the Second Lien indebtedness in full before March 31, 2008 or from proceeds of an asset sale for which a definitive agreement was in place before March 31, 2008.

      o     We paid the lenders fees totaling $750,000.


ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

      On December 14, 2006, Jon E. Barfield notified us that he was resigning from our board of directors effective December 15, 2006.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   TECUMSEH PRODUCTS COMPANY


Date: December 15, 2006            By  /s/ James S. Nicholson
                                       ---------------------------------------
                                       James S. Nicholson
                                       Vice President, Treasurer and Chief
                                       Financial Officer